Exhibit 10.7

[Avon Products, Inc. Letterhead]
January 23, 2015

Mr. James Scully
[Address]

Dear Jim,

We are pleased to offer you the position of Executive Vice President & Chief Financial Officer for Avon Products, Inc. (“Avon”) reporting to Sheri McCoy, Chief Executive Officer. As a senior officer of Avon, your compensation is determined and approved by the Compensation and Management Development Committee (the “Committee”) of the Board of Directors (the “Board”).

1.    Title, Authority and Duties. As Chief Financial Officer, you will have such duties and authority, consistent with your position, as shall be determined from time to time by the Chief Executive Officer and the Board. During your employment with Avon, your principal place of employment shall be at Avon’s principal headquarters in New York, New York and you will devote your full business time and best efforts to the performance of your duties to Avon, and will not engage in any other business, profession or occupation for compensation or otherwise that would conflict with or interfere with the rendition of such services directly or indirectly, provided that it shall not be a violation of the foregoing for you to (i) act or serve as a director, trustee or committee member of any civic, charitable or educational organization, subject, in each case, to Avon’s policies, or (ii) manage your personal, financial and legal affairs, so long as such activities (described in clauses (i) or (ii)) do not interfere with the performance of your duties and responsibilities to the Company as provided hereunder.

2.    Annual Base Salary. Your annual base salary will be no less than $800,000, payable in regular installments in accordance with Avon’s payroll practices. Although this salary is quoted on an annual basis, it does not imply a specific period of employment.

3.    Incentive Programs.

(a)    You will be eligible to participate in Avon’s annual incentive program available to senior executives. Your annual target award under the annual incentive program will be 100% of your earned base salary for the performance period. Annual awards are contingent on relevant individual and business performance goals established by the Committee being achieved and are subject to the terms and conditions of Avon’s annual incentive program. Avon may from time to time change the design of the program available to senior executives. Payments in respect of your annual incentive awards, if any, will be made in the calendar year following the performance period at the same time when annual incentive payments are generally made to Avon’s other senior executives. Payment in respect of your 2015 annual incentive award will be guaranteed at no less than $800,000.

Mr. Scully
January 23, 2015

(b)    You will be eligible to participate in Avon’s long-term incentive program available to senior executives. You will receive your first regular award upon the date of your commencement of employment with Avon (the “Commencement Date”). Long-term incentive awards generally have a three year vesting or performance period and are currently delivered 60% in performance-based restricted stock units (“PRSU”) and 40% in time-based restricted stock units (“RSU”); however, Avon from time to time may change the composition of long-term incentive awards and the design of the program available to senior executives. Your 2015 long-term incentive award will be granted to you at a value of 300% of your annual base salary and in accordance with Avon’s shareholder-approved stock plan in effect at such time (currently, Avon’s 2013 Stock Incentive Plan, the “Stock Plan”) and it is expected that you shall receive a long-term incentive award valued at no less than 300% of your annual base salary each year that you remain an Avon employee. Should your Commencement Date occur after April 1, 2015, then the value of your 2015 long-term incentive award shall be reduced on a pro-rata basis based on the Commencement Date, such reduction to be effected by multiplying 300% by a fraction, the numerator of which is 365 minus the number of days between April 1, 2015 and the Commencement Date and the denominator of which is 365. Further details on the 2015 long-term incentive program will be provided to you.

(c)    We recognize that you will be forfeiting a significant amount of value in unvested equity and other benefits when you leave your current employer. To help offset this loss, you will receive: (i) a cash sign-on bonus of $1,000,000 (the “Bonus”), payable within 30 days of the Commencement Date, (ii) a special award of 489,596 time-based restricted stock units on the Commencement Date, pursuant to the Restricted Unit Award form attached hereto as Exhibit A, which will (A) vest in equal installments on each of the first three anniversaries of the Commencement Date and, except as provided herein, contain terms and conditions consistent with RSU awards under the Stock Plan made to senior executives as part of the long-term incentive program for 2015 and (B) vest in full upon any termination by the Company of your employment other than for Cause (as defined in the Stock Plan) or any termination of your employment by you for Good Reason (as defined in the Company’s publicly filed Amended and Restated Change in Control Policy dated as of January 9, 2013 (the “Change in Control Policy”)) and (iii) a special award of PRSUs with a value of $1,000,000 on the Commencement Date, pursuant to the Performance Contingent Restricted Stock Unit Award form attached hereto as Exhibit B, which will vest following the three-year vesting period on the date that the 2015 PRSUs granted to other senior executives vest and contain terms and conditions, including performance conditions, consistent with the PRSU awards under the Stock Plan made to senior executives as part of the long-term incentive program for 2015. Should you leave Avon voluntarily, or your employment is terminated for Cause (as defined in the Stock Plan), in each case prior to the first anniversary of the Commencement Date, you will be required to repay the Bonus to Avon within 45 days of your termination of employment.

(d)    As a senior executive of Avon, you will need to adhere to stock ownership guidelines, which encourage executive share ownership and align executive interests with those of shareholders, consistent with best practices among high-performing companies. You will be

Mr. Scully
January 23, 2015

required to own Avon stock equal to three times base salary within five years from the Commencement Date.

4.    Employee Benefits.

(a)    During your employment, you will have the opportunity to participate in the benefit programs generally available to Avon senior executives, subject to any generally applicable eligibility requirements. Accordingly, you will be eligible for our health and welfare benefits such as medical, dental, vision and long-term disability plans as of the Commencement Date. Avon reserves the right to amend, modify or terminate any of its employee benefit plans, programs and arrangements at any time, including without limitation any incentive programs, the Severance Plan (as defined below) or any other employee benefit plans referred to in this letter.

(b)    In addition, assuming you satisfy the eligibility requirements, the Avon Personal Savings Account Plan (Avon’s 401(k) plan), which also includes a Retirement Savings Account (“RSA”) component, will be available to you as of the Commencement Date. You will also be eligible for a financial planning allowance up to $12,500 per year, subject to the terms of Avon’s executive perquisite program as in effect from time to time.

(c)    You will also be covered under Avon’s compensation-related policies applicable to similarly situated senior executives, including Avon’s Change in Control Policy and Compensation Recoupment Policy.

(d)    During your employment, you will be eligible to participate in the Avon Products, Inc. Deferred Compensation Plan. This plan allows you to defer a percentage of your base salary and your annual bonus beginning in the calendar year following the year you begin employment. This plan also contains a feature providing for crediting of “excess RSA” contributions that cannot be made to your account under Avon’s 401(k) plan due to certain IRS limits. We will forward the plan brochure and enrollment instructions to you at the appropriate time.

(e)    You will be eligible for four weeks of vacation per year beginning in 2015, pro-rated for 2015 based on the Commencement Date.

5.    Severance Benefits. If your employment is terminated under circumstances that would trigger the payment of severance benefits under Avon’s Severance Pay Plan (the “Severance Plan”), then you will become entitled to severance benefits (which, for your level, is currently 24 months of base salary payable in the form of salary continuation).  Any severance benefits payable to you under this letter will be payable as if the benefits were payable under the Severance Plan and will be subject to other terms and conditions of the Severance Plan, including for example provisions requiring that you sign a general release of all claims, non-competition and non-solicitation provisions applicable to “Selected Exempt Eligible Employees” and other specified covenants and provisions related to Section 409A of the Internal Revenue Code (“Section 409A”). However, unlike severance benefits payable under the Severance Plan, your cash severance benefits under this letter will not be limited to 200% of the limit specified under Internal Revenue Code Section 401(a)(17).

Mr. Scully
January 23, 2015

6.    Applicable Withholdings. All payments made to you by Avon will be subject to any and all federal, state, and local taxes and other withholdings to the extent required by applicable law.

7.    Section 409A. It is intended that this letter either comply with or be exempt from Section 409A and, to the maximum extent permitted, this letter will be interpreted accordingly.  Your compensation and benefits, to the extent that they are not exempt from Section 409A, are subject to the limitations imposed by Section 409A for “specified employees,” including a six-month delay before payments or benefits may be provided as a result of a “separation from service” to the extent required under 409A. Avon makes no representation about the effect of Section 409A on the provisions of this letter and Avon will not have any liability to you in the event that you become subject to taxation under Section 409A.

8.    Certain Reductions. In the event that any amount or benefit paid or distributed to you by Avon or its affiliates, whether pursuant to this letter agreement or otherwise (collectively, the “Covered Payments”), is or becomes subject to the tax (the “Excise Tax”) imposed under Section 4999 of the Code, then the Covered Payments will be reduced to the extent necessary so that no portion of the Covered Payments is subject to the Excise Tax (the “Reduced Amount”); provided that such amounts will not be so reduced if, without such reduction, you would be entitled to receive and retain, on a net after tax basis (including, without limitation, after any Excise Taxes), an amount that is greater than the amount, on a net after tax basis, that you would be entitled to retain upon receipt of the Reduced Amount. If the determination made pursuant to this paragraph results in a reduction of the payments that would otherwise be paid to you except for the application of this paragraph, such reduction in payments will be applied in the following order: (i) any cash salary continuation severance payments, (ii) any non-equity based payments or awards that are not subject to Section 409A, (iii) any equity-based payments or awards that are subject to Section 409A, and (iv) any other payments or awards that are subject to Section 409A that you would otherwise be entitled to receive. Within each of the categories provided in subclauses (i) through (iv), payments or awards will be reduced first from the last scheduled payment or award vested and continuing in descending order to the extent necessary to effectuate the reduction in payment in that particular category.

9.    Employment Prerequisites. Your employment at Avon is contingent upon your passing a satisfactory background investigation, reference checks, compliance with immigration law and passing a drug screening test. As you may be aware, immigration law requires that Avon verify the employment authorization status of all new employees. On your first day of employment you will be asked to provide documents which establish your identity and employment eligibility. We will forward a list of acceptable documents for verification purposes in due course.

Avon maintains a drug free work environment and requires that all new hires pass a drug screen as a condition of employment. The results of this test must be received prior to your date of employment; you should allow 3 - 4 business days for the results to be processed.

10.    Employment Status, Etc.

Mr. Scully
January 23, 2015

(a)    Your employment with Avon hereunder will constitute “at will” employment and may be terminated by you or Avon at any time (subject to Avon’s obligations to you under this letter or under any Avon benefit programs in which you participate); provided that you will be required to give Avon 60 days advance notice of any resignation of your employment with Avon. You represent to Avon that you are not subject to any restrictive covenants with respect to employment other than those covenants disclosed to Avon in writing prior to the date of this letter, including your obligations under that certain Amended and Restated Employment Agreement between you and J. Crew Group, Inc., dated September 10, 2008. Having reviewed those restrictive covenants, you believe in good faith that your employment by Avon, as contemplated herein, should not be considered a breach of your restrictive covenants, and Avon has made its own independent determination regarding these matters. You covenant to Avon that you will not, during the course of your employment with Avon, seek to utilize any trade secrets or confidential or proprietary information belonging to any of your prior employers or take any action that would breach any obligation you may have to your prior employers. Subject to your disclosure of the existence of any restrictive covenant prior to the date of this letter and your compliance with the covenant in the foregoing sentence, Avon agrees to defend, indemnify and hold you harmless, including with respect to the prompt reimbursement of reasonable legal fees incurred by you, from and against any and all claims related to any breach or alleged breach of any restrictive covenants, regardless of any judicial or arbitral determination related to such claim. For the avoidance of doubt, Avon’s duty to defend, indemnify and hold you harmless, as set forth in and subject to the limitations of the preceding sentence, shall apply to any claim that your becoming employed by Avon as contemplated herein is a breach of your restrictive covenants or other obligation to your prior employers.

(b)    You agree to hold in a fiduciary capacity for the benefit of Avon all secret or confidential information, knowledge or data, including without limitation all trade secrets, relating to Avon or its affiliates, and their respective businesses (i) obtained by you during or prior to your employment by Avon or its affiliates and (ii) which is not otherwise publicly known (other than by reason of an unauthorized act by you). After termination of your employment with Avon, you will not, without the prior written consent of Avon, unless compelled pursuant to an order of a court or other body having jurisdiction over such matter, communicate or divulge any such information, knowledge or data to anyone other than Avon and those designed by it.

11.    Reasonable Attorneys’ Fees. Avon will pay directly or reimburse you promptly for any reasonable attorneys’ fees you incur in connection with the negotiation and preparation of this letter, not to exceed $30,000. Any such payment or reimbursement will be made no later than March 15, 2016.

12.    Governing Law. This letter will be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to its conflict of laws principles.

13.    Counterparts. This letter may be executed in two counterparts, both of which shall be deemed an original, and all of which shall constitute one and the same instrument.

Mr. Scully
January 23, 2015

14.    Headings. Section and subsection headings in this letter are inserted for convenience of reference only and do not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

I very much look forward to your joining Avon. We appreciate that you have an obligation to provide a certain amount of notice to your current employer; however, I am hopeful that your start date with Avon is as soon as possible but no later than April 1, 2015, unless mutually agreed. I am confident that your career at Avon will be rewarding. If you have any questions, please feel free to call me at [Telephone Number].

Sincerely,

/s/ Sheri McCoy

Sheri McCoy
Chief Executive Officer

cc:	Susan Ormiston, Senior Vice President and Chief People Officer
Ann Verillo, Vice President, Global Compensation and Benefits

Accepted and Agreed to:

/s/ James Scully	1/23/2015
James Scully	Date

Exhibit A

[Avon Products, Inc. Letterhead]
Mr. James Scully
Chief Financial Officer
Avon Products, Inc.
Restricted Stock Unit Award
Dear Jim:
Reference is made to your letter agreement (the “Letter”) dated as of January 23, 2015 with Avon Products, Inc. (the “Company”). The Letter provides for the grant to you by the Company of a time-based sign-on award of 489,596 restricted stock units. These restricted stock units are being awarded to you hereunder outside of the Company’s 2013 Stock Incentive Plan (the “2013 SIP”). Notwithstanding that this award is made outside of the 2013 SIP, except as otherwise expressly provided in this agreement or the Letter and other than as to Section 5 of the 2013 SIP, this agreement will be interpreted in a manner consistent with the terms of the 2013 SIP and all such terms will be deemed to be incorporated into and made a part of this agreement.
1.Grant of Restricted Stock Unit Award. Pursuant to the terms of the Letter, the Company hereby awards to you 489,596 Restricted Stock Units (the “RSUs”) representing the right to receive in the future 489,596 shares of the Company’s common stock (the “Shares”). These RSUs are subject to the terms and conditions set forth below.
2.    Nature of RSU; Vesting; Issuance of Shares. These RSUs represent a right to receive Shares on the Vesting Date(s) (as defined below) but do not represent a current interest in the Shares. If all the terms and conditions hereof are met, then you will be issued one-third (1/3) of the total Shares represented by the RSUs on each of first, second and third anniversaries of your employment commencement date (“Vesting Date(s)”) or earlier as provided below. In lieu of issuance of Shares for all or a portion of the RSUs, the Company reserves the right to instead make a cash payment to you equal to the fair market value of the Shares for all or a portion of the RSUs determined as of the applicable Vesting Date (or earlier as provided below).
3.    Separation from Service.
(a)    Certain Involuntary Terminations or Disability. If you incur a separation from service due to an involuntary termination by the Company other than for Cause or by you for Good Reason, in either case as defined in Section 3(c)(ii)(B) of the Letter, or after incurrence of a Disability (as defined in the 2013 SIP), then all of the unvested RSUs referred to in Section 2 above will become fully vested and the Shares represented thereby will be issued to you within sixty (60) days after such separation from service, unless the RSUs are subject to Section 409A of the Internal Revenue Code (“Section 409A”) and you are a “specified employee” as defined in Section 409A on the date of separation from service, as determined pursuant to procedures and elections made by the Company from time to time, in which case, the Shares will be issued on the first day following six (6) months after the separation from service date.

(b)    Death. If you die before otherwise incurring a separation from service, then all of the RSUs referred to in Section 2 above will become fully vested and such vested Shares will be issued to your designated beneficiary (or, if none, your estate) within sixty (60) days after death.
(c)    Change in Control. Notwithstanding any other provision herein, in the event of a Change in Control, the vesting and payment of RSUs will be governed by the provisions of the 2013 SIP regarding a Change in Control.
(d)    Separation from Service Causing Forfeiture. All RSUs are forfeited if you incur a separation from service from the Company (or any subsidiary by which you may be employed) prior to the Vesting Date(s) for reasons other than set forth in this Section 3.
(e)    Paid or Unpaid Leave of Absence. For purposes of determining the vesting of RSUs under this agreement, a paid or unpaid leave of absence by you will not constitute a separation from service, except to the extent that such leave of absence constitutes a “separation from service” (as defined in U.S. Internal Revenue Code Section 409A). During a paid or unpaid leave of absence, until a “separation from service” occurs, the RSUs will continue to vest as set forth in this agreement.
4.    Voting; Dividends. You will not have the right to vote any of the Shares or the right to receive dividends on them prior to the date such Shares are issued to you. However, you will be entitled to “Dividend Equivalent Rights” so that you will receive a cash payment in respect of the Shares in amounts that would otherwise be payable as dividends in respect of the number of Shares represented by unpaid RSUs by March 15th following the year in which such dividends are paid.
5.    Non-Competition; Non-Solicitation; Confidentiality. You acknowledge and agree that you will be considered a “Selected Exempt Eligible Employee” within the meaning of the Company’s Severance Plan and accordingly you will be subject to the non-disclosure, non-competition and non-solicitation and other restrictive covenant provisions described in the Company’s Severance Plan, as it may be amended from time to time (the “Severance Plan”), which are incorporated herein by reference and the confidentiality and other restrictive covenant provisions of the Letter.
In the event that the Company determines that you have breached any term of this Section 5 or any non-disclosure, non-compete, non-solicitation or other restrictive covenant provisions set forth or referred to in the Severance Plan, the Letter, or any other Company program or policy applicable to you, in addition to any other remedies the Company may have available to it: (i) all unvested RSUs granted hereunder will be forfeited; (ii) if Shares have been delivered to you in respect of vested RSUs hereunder, then you will forfeit and return all such Shares so issued to you hereunder; and (iii) if cash has been paid to you in lieu of Shares in respect of all or a portion of the vested RSUs hereunder, you will pay to the Company all such cash so paid in lieu of Shares for all or a portion of the RSUs to you hereunder; provided, however, that if you no longer hold Shares issued to you hereunder, then you will pay to the Company in cash the fair market value of any such Shares on the date such Shares were issued to you hereunder.
6.    Compensation Recoupment Policy. Except where void by law and unless otherwise determined, the RSUs and the Shares issued (or the cash payment if the Company

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elected, instead of Shares for all or a portion of the RSUs to make a cash payment equal to the fair market value of the Shares) in respect of vested RSUs hereunder are subject to forfeiture and/or recoupment in the event that you have engaged in misconduct, including (i) a serious violation of the Company’s Code of Business Conduct & Ethics; or (ii) a violation of law within the scope of employment with the Company. All RSUs hereunder are also subject to the Company’s Compensation Recoupment Policy, as it may be amended from time to time.
7.    Application of Laws. The granting of these RSUs and the delivery of Shares hereunder will be subject to all applicable laws, rules and regulations. These RSUs may not be sold, tendered, assigned, transferred, pledged or otherwise encumbered. The Company will not be required to issue or deliver any Shares hereunder unless the issuance and delivery thereof complies with all applicable legal requirements including, without limitation, compliance with the provisions of applicable state securities laws, the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended, and the requirements of the stock exchanges on which the Shares may be listed. Notwithstanding anything contained herein to the contrary, in the event the disposition of the Shares is not covered by a then current registration statement under the Securities Act and is not otherwise exempt from such registration, the Shares will be restricted against transfer to the extent required by the Securities Act. In the event any provision of this agreement conflicts with applicable law, the provisions of such law will govern.
8.    Grantee Acknowledgements. You acknowledge and agree as follows:
(a)    the execution and delivery of this agreement and the granting of the RSUs hereunder will not constitute or be evidence of any agreement or understanding, express or implied, on the part of the Company or its subsidiaries to employ you for any specific period;
(b)    the award of the RSUs hereunder does not entitle you to any benefit other than that specifically granted hereunder, nor to any future grants. Any benefits granted hereunder are extraordinary and not part of your ordinary or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, end-of-service payments, bonuses, long-service awards, pension, welfare or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or any of its subsidiaries;
(c)    nothing herein will confer upon you any right to continue in the service of the Company or a subsidiary or interfere in any way with their right to terminate your employment at any time, subject to applicable law and contractual obligations;
(d)    neither the Company nor any subsidiary is providing any tax, legal or financial advice or making any recommendation regarding the RSUs or the Shares; and
(e)    in consideration of the grant of the RSUs, no claim or entitlement to compensation or damages arises from the forfeiture of RSUs in accordance with the terms hereof or diminution in value of the RSUs or the Shares and you irrevocably release the Company and its subsidiaries from any such claim that may arise. If, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting the RSUs, you will be deemed irrevocably to have waived your entitlement to pursue such a claim.

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9.    Taxes. You irrevocably elect to satisfy any tax withholding required by the Company or its subsidiaries on the date of delivery of any Shares hereunder or on any earlier date on which such tax withholding may be due (“Tax Liability”) by authorizing the Company and any of its subsidiaries to withhold a sufficient number of Shares or cash in lieu thereof from the RSUs or your wages or other compensation to fully satisfy the Tax Liability. Further, you agree to pay the Company or its subsidiaries any amount of the Tax Liability that cannot be satisfied through one of the foregoing methods.
Notwithstanding the foregoing, if, on the applicable Vesting Date or on any earlier date on which the Tax Liability may be due, the delivery of Shares is not made because of U.S. Internal Revenue Code Section 409A requirements or for some other reason, you hereby irrevocably elect to satisfy the Tax Liability due on the applicable Vesting Date or on any earlier date on which such taxes may be due with respect to such Shares for which delivery is being deferred by delivering cash to the Company in an amount sufficient to fully satisfy all the Tax Liability.
Apart from any withholding obligations that may apply to the Company and/or its subsidiaries, you acknowledge and agree that the ultimate responsibility for the Tax Liability is and remains with you. You further acknowledge that: (x) the Company and its subsidiaries make no representations or undertakings regarding the Tax Liability or the receipt of any dividends; (y) the Company and its subsidiaries do not commit to structure the terms of the grant or any other aspect of the RSUs to reduce or eliminate the Tax Liability; and (z) you should consult a tax adviser regarding Tax Liability.
You further acknowledge that the Company will have no obligation to deliver Shares until the Tax Liability has been fully satisfied by the Company.
10.    Section 409A. This agreement will be interpreted in a manner to comply with the requirements of U.S. Internal Revenue Code Section 409A, including delaying payments to a “specified employee” during the six month period following a separation from service to the extent such payment is being made on account of such separation from service, but only to the extent required by U.S. Internal Revenue Code Section 409A. The term “separation from service” as used herein will mean a separation from service as set forth in U.S. Internal Revenue Code Section 409A. In no event will the Company, any of its affiliates, any of its agents, or any member of the Board have any liability for any taxes imposed in connection with a failure to comply with U.S. Internal Revenue Code Section 409A.
IN WITNESS WHEREOF, you and the Company, by its duly authorized officer, have executed this Restricted Stock Unit Award.
AVON PRODUCTS, INC.
By: _______________________    ___________________________
Name:
Title:

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Exhibit B

[Avon Products, Inc. Letterhead]

Mr. James Scully
Chief Financial Officer
Avon Products, Inc.
Performance Contingent Restricted Stock Unit Award
Dear Jim:
Reference is made to your letter agreement (the “Letter”) dated as of January 23, 2015 with Avon Products, Inc. (the “Company”). The Letter provides for the grant to you by the Company of a sign-on award of 121,951 performance contingent restricted stock units. These performance contingent restricted stock units are being awarded to you hereunder outside of the Company’s 2013 Stock Incentive Plan (the “2013 SIP”). Notwithstanding that this award is made outside of the 2013 SIP, except as otherwise expressly provided in this agreement or the Letter and other than as to Section 5 of the 2013 SIP, this agreement will be interpreted in a manner consistent with the terms of the 2013 SIP and all such terms will be deemed to be incorporated into and made a part of this agreement.
1. Grant of Performance Contingent Restricted Stock Unit Award. Pursuant to the terms of the Letter, the Company hereby awards to you 121,951 Performance Contingent Restricted Stock Units (the “PRSUs”) representing the right to receive in the future 121,951 shares of the Company’s common stock (the “Shares”). These PRSUs are subject to the terms and conditions set forth below.
2.    Nature of PRSU; Issuance of Shares. These PRSUs represent a right to receive Shares on the Settlement Date (as defined below) but do not represent a current interest in the Shares. If all the terms and conditions hereof are met, then you will be issued Shares on the Settlement Date (as defined below). In lieu of issuance of Shares for all or a portion of the PRSUs, the Company reserves the right to instead make a cash payment to you equal to the fair market value of the Shares for all or a portion of the PRSUs, determined as of the Settlement Date.
3.    Vesting of PRSUs; Voting; Dividends. Subject to Section 4, the PRSUs will vest following the end of the performance period on the third anniversary of March 12, 2015 (the “Vesting Date”), and settlement will occur on the “annual grant” settlement date, as specified by the Company (the “Settlement Date”), provided that the Settlement Date will be no later than the March 15th immediately following the year in which the Vesting Date occurs. Subject to Section 4, vesting and payment are contingent upon: (a) you being employed by the Company or any of its subsidiaries on the Vesting Date, and (b) satisfaction by the Company of performance measures set forth in your 2015 PRSU grant notification (the “Performance Measures”).
You will not have the right to vote any of the Shares or the right to receive dividends on them prior to the date such Shares are issued to you pursuant to the terms hereof.

4.    Separation from Service.
(a)    Separation from Service by the Company Other Than for Cause. If you incur an involuntary separation from service by the Company other than for Cause (as defined in the 2013 SIP) on or after January 1 of the year following the date of grant, then, provided that the Company has satisfied the Performance Measures as of the Vesting Date, a pro-rata portion of the PRSUs referred to in Section 3(a) above will become vested and the pro-rata number of such Shares will be issued to you on the Settlement Date. The number of Shares that vest will be determined by multiplying the full number of Shares subject to the PRSU by a fraction, which will be the number of complete months from the date of grant (the “Grant Date”) to the date of the separation from service (typically the last day of active employment), divided by the number of months from the Grant Date to the Vesting Date.
(b)    Separation from Service due to Disability. If you incur a separation from service due to Disability, then, provided that the Company has satisfied the Performance Measures as of the Vesting Date, a pro-rata portion of the PRSUs referred to in Section 3(a) above will become vested and the pro-rata number of such Shares will be issued to you on the Settlement Date. The number of Shares that vest will be determined by multiplying the full number of Shares subject to the PRSUs by a fraction, which will be the number of complete months from the Grant Date to the date of the separation from service (typically the last day of active employment), divided by the number of months from the Grant Date to the Vesting Date.
(c)    Death. If you die before the PRSUs become fully vested, then, provided that the Company has satisfied the Performance Measures as of the Vesting Date, a pro-rata portion of the PRSUs referred to in Section 3(a) above will become vested and the pro-rata number of such vested Shares will be issued to your designated beneficiary (or, if none, your estate) on the Settlement Date. The number of Shares that vest will be determined by multiplying the full number of Shares subject to the PRSUs by a fraction, which will be the number of complete months from the Grant Date to the date of the separation from service (typically the last day of active employment), divided by the number of months from the Grant Date to the Vesting Date.
(d)    Change in Control. Notwithstanding any other provision herein, in the event of a Change in Control, the vesting and payment of PRSUs will be governed by the provisions of the 2013 SIP regarding a Change in Control.
(e)    Separation from Service Causing Forfeiture. All PRSUs are forfeited if you incur a separation from service from the Company (or any subsidiary by which you may be employed) prior to the Vesting Date for reasons other than set forth in this Section 4.
(f)    Paid or Unpaid Leave of Absence. For purposes of determining the vesting of PRSUs under this agreement, a paid or unpaid leave of absence by you will not constitute a separation from service, except to the extent that such leave of absence constitutes a “separation from service” (as defined in U.S. Internal Revenue Code Section 409A). During a paid or unpaid leave of absence, until a “separation from service” occurs, the PRSUs will continue to vest as set forth in this agreement.
(g)    Six-Month Wait under U.S. Internal Revenue Code Section 409A. To the extent that a PRSU payment is a non-exempt amount payable under a “nonqualified deferred

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compensation plan” (as defined in Internal Revenue Code Section 409A) upon your separation from service (other than death), if you are a “specified employee” (as that term is defined in Internal Revenue Code Section 409A and pursuant to procedures established by the Company) on the date of your separation from service, then any Shares payable pursuant to the PRSU (or cash in lieu thereof if the PRSUs or a portion of the PRSUs are to be settled in cash) on account of such separation from service (other than death) will not be paid to you during the six-month period immediately following your separation from service.  Instead, any Shares (or cash in lieu thereof if the PRSUs or a portion of the PRSUs are to be settled in cash) that would have been payable to you on account of your separation from service will be paid on the first day of the seventh month following your separation from service but not earlier than the Settlement Date.
5.    Non-Competition; Non-Solicitation; Confidentiality. You acknowledge and agree that you will be considered a “Selected Exempt Eligible Employee” within the meaning of the Company’s Severance Plan and accordingly you will be subject to the non-disclosure, non-competition and non-solicitation and other restrictive covenant provisions described in the Company’s Severance Plan, as it may be amended from time to time (the “Severance Plan”), which are incorporated herein by reference and the confidentiality and other restrictive covenant provisions of the Letter.
In the event that the Company determines that you have breached any term of this Section 5 or any non-disclosure, non-compete, non-solicitation or other restrictive covenant provisions set forth or referred to in the Severance Plan, the Letter, or any other Company program or policy applicable to you, in addition to any other remedies the Company may have available to it: (i) all unvested PRSUs granted hereunder will be forfeited; (ii) all vested but not yet settled PRSUs hereunder will be forfeited; (iii) if Shares have been delivered to you in respect of vested PRSUs hereunder, then you will forfeit and return all such Shares so issued to you hereunder; and (iii) if cash has been paid to you in lieu of Shares in respect of vested PRSUs for all or a portion of the PRSUs hereunder, you will pay to the Company all such cash so paid in lieu of Shares for all or a portion of the PRSUs to you hereunder; provided, however, that if you no longer hold Shares issued to you hereunder, then you will pay to the Company in cash the fair market value of any such Shares on the date such Shares were issued to you hereunder.
6.    Compensation Recoupment Policy. Except where void by law and unless otherwise determined, the PRSUs and the Shares issued (or the cash payment if the Company elected, instead of Shares, for all or a portion of the PRSUs, to make a cash payment equal to the fair market value of the Shares for all or a portion of the PRSUs, determined on the Settlement Date) in respect of vested PRSUs hereunder are subject to forfeiture and/or recoupment in the event that you have engaged in misconduct, including (i) a serious violation of the Company’s Code of Business Conduct & Ethics; or (ii) a violation of law within the scope of employment with the Company. All PRSUs hereunder are also subject to the Company’s Compensation Recoupment Policy, as it may be amended from time to time.
7.    Application of Laws. The granting of these PRSUs and the delivery of Shares hereunder will be subject to all applicable laws, rules and regulations. These PRSUs may not be sold, tendered, assigned, transferred, pledged or otherwise encumbered. The Company will not be required to issue or deliver any Shares hereunder unless the issuance and delivery thereof complies with all applicable legal requirements including, without limitation, compliance with the provisions of applicable state securities laws, the Securities Act of 1933, as amended (the

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“Securities Act”), the Securities Exchange Act of 1934, as amended, and the requirements of the stock exchanges on which the Shares may be listed. Notwithstanding anything contained herein to the contrary, in the event the disposition of the Shares is not covered by a then current registration statement under the Securities Act and is not otherwise exempt from such registration, the Shares will be restricted against transfer to the extent required by the Securities Act. In the event any provision of this agreement conflicts with applicable law, the provisions of such law will govern.
8.    Grantee Acknowledgements. You acknowledge and agree as follows:
(a)    the execution and delivery of this agreement and the granting of the PRSUs hereunder will not constitute or be evidence of any agreement or understanding, express or implied, on the part of the Company or its subsidiaries to employ you for any specific period;
(b)    the award of the PRSUs hereunder does not entitle you to any benefit other than that specifically granted hereunder, nor to any future grants. Any benefits granted hereunder are extraordinary and not part of your ordinary or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, end-of-service payments, bonuses, long-service awards, pension, welfare or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or any of its subsidiaries;
(c)    nothing herein will confer upon you any right to continue in the service of the Company or a subsidiary or interfere in any way with their right to terminate your employment at any time, subject to applicable law and contractual obligations;
(d)    neither the Company nor any subsidiary is providing any tax, legal or financial advice or making any recommendation regarding the PRSUs or the Shares; and
(e)    in consideration of the grant of the PRSUs, no claim or entitlement to compensation or damages arises from the forfeiture of PRSUs in accordance with the terms hereof or diminution in value of the PRSUs or the Shares and you irrevocably release the Company and its subsidiaries from any such claim that may arise. If, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting the PRSUs, you will be deemed irrevocably to have waived your entitlement to pursue such a claim.
9.    Taxes. You irrevocably elect to satisfy any tax withholding required by the Company or its subsidiaries on the date of delivery of any Shares hereunder or on any earlier date on which such tax withholding may be due (“Tax Liability”) by authorizing the Company and any of its subsidiaries to withhold a sufficient number of Shares or cash in lieu thereof from the PRSUs or your wages or other compensation to fully satisfy the Tax Liability. Further, you agree to pay the Company or its subsidiaries any amount of the Tax Liability that cannot be satisfied through one of the foregoing methods.
Notwithstanding the foregoing, if, on the applicable Settlement Date or on any earlier date on which the Tax Liability may be due, the delivery of Shares is not made because of U.S. Internal Revenue Code Section 409A requirements or for some other reason, you hereby

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irrevocably elect to satisfy the Tax Liability due on the applicable Settlement Date or on any earlier date on which such taxes may be due with respect to such Shares for which delivery is being deferred by delivering cash to the Company in an amount sufficient to fully satisfy all the Tax Liability.
Apart from any withholding obligations that may apply to the Company and/or its subsidiaries, you acknowledge and agree that the ultimate responsibility for the Tax Liability is and remains with you. You further acknowledge that: (x) the Company and its subsidiaries make no representations or undertakings regarding the Tax Liability or the receipt of any dividends; (y) the Company and its subsidiaries do not commit to structure the terms of the grant or any other aspect of the PRSUs to reduce or eliminate the Tax Liability; and (z) you should consult a tax adviser regarding Tax Liability.
You further acknowledge that the Company will have no obligation to deliver Shares until the Tax Liability has been fully satisfied by the Company.
10.    Section 162(m) or Section 409A. To the extent that the PRSUs are intended to qualify a “performance-based compensation” within the meaning of U.S. Internal Revenue Code Section 162(m) or to the extent the PRSUs are subject to U.S. Internal Revenue Code Section 409A, any provision, application or interpretation of this PRSU that is inconsistent with such U.S. Internal Revenue Code Sections will be disregarded with respect to such PRSU, as applicable. In no event will the Company, any of its affiliates, any of its agents, or any member of the Board have any liability for any taxes imposed in connection with a failure to comply with U.S. Internal Revenue Code Section 409A.
IN WITNESS WHEREOF, you and the Company, by its duly authorized officer, have executed this Performance Contingent Restricted Stock Unit Award.
AVON PRODUCTS, INC.
By: _______________________    ___________________________
Name:
Title:

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